Exhibit 10.3

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of the 15th day of June, 2011 (the “Effective Date”), and is by and between POWERVERDE, INC., a Delaware corporation (the “Company”), and KEITH JOHNSON, an individual (the “Employee”).

RECITALS:

WHEREAS, the Company and the Employee entered into that certain Employment Agreement, effective as of January  1, 2011 (the “Original Employment Agreement”); and

WHEREAS, the Company and the Employee wish to amend the Original Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing Recitals are true and accurate and are incorporated herein and further agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.    Employment. The Company hereby agrees to employ the Employee and the Employee hereby agrees to serve the Company on the terms and conditions set forth herein.

2.    Duties of Employee. During the Employment Period (as defined in Section 3, below), the Employee shall serve as the “Chief Technical Officer” of the Company.  The Employee shall diligently perform all services as may be assigned to the Employee by the President of the Company, and shall exercise such power and authority as may from time to time be delegated to the Employee by the President of the Company.  The Employee’s duties will be described in a Company job description, or will otherwise be determined by the Company with consultation with the Employee.  During the Employment Period (as defined in Section 3, below), the Employee will faithfully carry out his responsibilities, and provide services to the Company at least four days a week and for at least 10 hours each day (unless otherwise mutually-agreed to by the Company and Employee), and as otherwise may be necessary for the Employee to perform effectively the responsibilities of the position. In addition, the Employee shall act in accordance with (i) standing instructions for the position which may be issued by the Company from time to time; (ii) all reasonable and lawful requests, directions and/or restrictions imposed by the Company; and (iii) all policies of the Company as prescribed from time to time.  Upon termination of employment, the Employee shall return all Company equipment and other Company property in the Employee’s possession, custody or control.

During the Employment Period, the Employee shall devote all of the Employee’s business time, attention and energies to the business of the Company; provided, however, that while employed by the Company, the Employee may be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage so long as such activity does not reasonably interfere or otherwise compete with the Company; provided, further, that this provision shall not be construed as preventing the Employee from investing savings or other assets in such form or manner as will not require any services on the part of the Employee, nor shall it be construed as preventing the Employee from engaging in any charity or civic work approved in writing by the Company.

3.    Term. The Employee shall be employed by the Company commencing on the Effective Date of this Agreement.  The Employee’s employment by the Company shall continue for a period of two years (the “Initial Term”), unless this Agreement is terminated first pursuant to Article 6.  If not previously terminated, at the end of the Initial Term the Agreement shall be automatically renewed for an additional term of one year, and it shall similarly be renewed on future one-year anniversary dates (“Renewal Terms”) until the Agreement is terminated pursuant to Article 6.  The entire term of the Agreement (comprised of that part of the Initial Term, and any Renewal Terms, prior to termination) shall be referred to in this Agreement as the “Employment Period.”  For all purposes of the Agreement, no termination of the Employee’s employment shall be deemed to have occurred if the Employee is transferred during the Employment Period to any business entity which is an Affiliate of the Company.  An “Affiliate” shall mean any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

4.    Compensation.

(a)          Base Compensation. The Employee shall receive compensation of $12,500.00 per month by the Company during the Initial Term (the “Compensation”), with such Compensation payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes as shall be required by applicable law.  Thereafter the Company may increase the Employee’s Compensation, in its sole discretion.

(b)          Existing Stock Option.  The parties agree and acknowledge that, as of January 1, 2011, the Employee has been granted an option (the “First Option”) to purchase from the Company 1,350,000 shares of common stock, $0.0001 par value per share, of the Company, in accordance with the terms and conditions set forth in Section 4(b) of the Original Employment Agreement.

(c)          Additional Stock Options.

(i)           As of the date hereof, the Employee shall be granted an option (the “Second Option”) to purchase from the Company 100,000 shares of common stock, $0.0001 par value per share, of the Company (“Common Stock”), at an exercise price of $1.23 per share. The parties shall execute a separate stock option agreement (the “Second Stock Option Agreement”) as of the Effective Date, and the Second Stock Option Agreement will more fully describe the Employee’s stock option rights.  The shares of stock that may be purchased upon the exercise of the Second Option are referred to in this Agreement as the “Second Option Shares.”  The Second Option will be exercisable with respect to all or a portion of the Second Option Shares (in full shares) (i) as of the date upon which the last of all of the following events has occurred: (A) the Liberator is up and running and producing at least 50kw, and (B) the next generation of the Liberator has been designed, built and operational; and (ii) in accordance with the Vesting Schedule (as defined in Section 4(c)(iii), below) and assuming compliance with and upon the terms and conditions of the Second Stock Option Agreement.

(ii)           As of the date hereof, the Employee shall be granted an option (the “Third Option”) to purchase from the Company 100,000 shares of Common Stock, at an exercise price of $2.00 per share. The parties shall execute a separate stock option agreement (the “Third Stock Option Agreement”) as of the Effective Date, and the Third Stock Option Agreement will more fully describe the Employee’s stock option rights.  The shares of stock that may be purchased upon the exercise of the Third Option are referred to in this Agreement as the “Third Option Shares.”  The Third Option will be exercisable with respect to all or a portion of the Third Option Shares (in full shares) (i) as of the date upon which the first Combined Cooling Heating and Power (CCHP) system has been designed and built and is operational; and (ii) in accordance with the Vesting Schedule (as defined in Section 4(c)(iii), below) and assuming compliance with and upon the terms and conditions of the Third Stock Option Agreement.

(iii)           The Second Option and Third Option will be exercisable with respect to all or a portion of the Second Option Shares and Third Option Shares, respectively (each of such option shares are sometimes hereinafter referred to as the “Additional Option Shares”) (in full shares) in accordance with the following vesting schedule (“Vesting Schedule”):

(1)	25% of the Additional Option Shares, i.e., 25,000 shares, shall vest as of the date of execution of both this Agreement and the relevant stock option agreement;

(2)	an additional 25% thereof shall vest as of the six-month anniversary of the Effective Date;

(3)	an additional 25% thereof shall vest as of the first anniversary of the Effective Date; and

(4)	the remaining 25% thereof shall vest as of the 18-month anniversary of the Effective Date.

There shall be acceleration of all vesting in the event of a Change of Control, as that term is defined in, and pursuant to the terms and conditions of, the Employee’s relevant stock option agreement.  Each of the Second Option and Third Option shall lapse immediately upon Employee’s voluntary termination of employment with the Company or termination of employment with the Company for Cause. As used in this Agreement, the term “Cause” means:

(i)           the continued failure by Employee to satisfactorily perform Employee’s duties (other than any such failure resulting from Employee’s disability), as set forth in this Agreement or in the Employee’s job description following receipt by the Employee of 30 days’ written notice thereof from the Company;

(ii)           any serious act of misconduct in connection with work by the Employee, including, but not limited to, the following acts or omissions:  falsification of Company or its affiliate’s documents; dishonesty in connection with Company or its affiliate’s business; misrepresentations to the Employee’s direct supervisor, or to any officer of the Company, or to the Board of Directors of the Company; breach of the Employee’s duty of loyalty to the Company through appropriation or attempted appropriation of corporate opportunities for the Employee’s own advantage, or through other conflicts of interest where the Employee acts for the Employee’s own personal benefit, instead of for the benefit of the Company or its Affiliates; conduct by the Employee that adversely affects, or could reasonably be expected to adversely affect, the business or reputation of the Company or any of its Affiliates; or any act or omission which is a material violation of any law, regulation or ordinance applicable to the Company or any of its affiliates, or which otherwise constitutes a  material violation of any Code of Ethics promulgated by the Company or any of its affiliates;

(iii)           an act or omission by Employee which would be either a felony under applicable law, or a misdemeanor involving moral turpitude under applicable law, regardless of whether or not the Employee is prosecuted for this crime, and if prosecuted, regardless of the eventual disposition of the case, as long as there is sufficient evidence, admissible in a court of law in the forum jurisdiction identified in Section 10 of this Agreement, to prove, by a preponderance of the evidence, that the Employee committed such crimes; or

(iv)           the Employee’s inability to perform duties assigned by the Company due to physical or mental disability following receipt by the Employee of 30 days’ written notice thereof from the Company, but only after all leaves of absence provided to the Employee by the Company, or required by federal or state law, have been exhausted.

(d)          Bonuses.  The Company shall pay to the Employee a one-time bonus of $20,000.00 payable at a time and in a manner as determined by the Company.  Additionally, during the Term of Employment, the Employee shall be eligible to receive bonuses pursuant to the bonus program of the Company then in effect, and in such amounts and at such times as the Company shall determine in its sole discretion pursuant to the terms of such program.

5.    Expense Reimbursement and Other Benefits.

(a)          Reimbursement of Expenses. Subject to such reasonable rules and guidelines as the Company may from time to time adopt for its employees generally, the Company shall reimburse the Employee for all reasonable expenses actually paid or incurred by the Employee during the Term of Employment in the course of and pursuant to the business of the Company.  The Employee shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

(b)          Compensation/Benefit Programs.  During the Term of Employment but no earlier than following the expiration of the 18-month period following the Effective Date (unless otherwise provided by the Company in its sole discretion), the Employee shall be entitled to participate in all employee benefit plans as are presently or hereafter offered by the Company to its executive-level employees, including, without limitation, and to the extent existing, the Company’s group health insurance plan and any bonus, option or similar incentive compensation plan, 401(k) plan, group life and short- and long-term disability plans and automobile allowance program, subject to the general eligibility and participation provisions set forth in such plans and required by applicable law.

(c)          Vacation.  The Employee shall be entitled to such days of vacation during the Term of Employment as are reasonable and customary and in accordance with the Company’s existing policies, or as otherwise mutually agreed to by the parties.

6.    Termination of Employment.

(a)          Termination.  The Company and/or Employee shall have the right to terminate this Agreement, and the Employee’s employment hereunder, at any time without Cause immediately upon 30 days’ prior written notice thereof. The Company shall have the right to terminate this Agreement, and the Employee’s employment hereunder, at any time for Cause (as defined above) without prior notice thereof.  The Employee’s employment and the Employment Period shall terminate automatically upon the Employee’s death, as of the date of death.

(b)          Payment(s) to Employee Following Termination. Upon the termination of Employee’s employment hereunder for any reason and subject to Section 7(e), below, the Company shall only be obligated to pay to the Employee (i) on the date of such termination, the Employee’s Compensation through the date of termination; and (ii) within 30 days after the date of such termination, any pro rated bonus, if applicable, pursuant to Section 4(d) based on that portion of the relevant period during which the Employee was employed, if applicable, through the Initial Term.  The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a), above).

(c)          License of Employee’s Existing Patent. If, and to the extent that, Employee is terminated by the Company without Cause, then the Company shall be deemed to have granted to Employee as of the date of such termination a perpetual, non-exclusive, non-transferable, royalty-free license to use Employee’s Existing Patent and the Preexisting IP, as provided in Section 7(c)(3), below; provided, however, that Employee’s use thereof shall not be for any purpose that is, in any way, competitive with, or otherwise serves to the detriment of, the Company or is otherwise in violation of the terms and conditions set forth in this Agreement.

(d)          Resignation.  Upon any notice of termination of employment pursuant to this Article 6, the Employee shall automatically and without further action be deemed to have resigned as an officer, and if the Employee was then serving as a director of the Company, and if required by the Company, the Employee hereby agrees to immediately execute a resignation letter to the Company.

(e)          Survival.  The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7.    Restrictive Covenants.

(a)          Confidentiality.  Except as required in the performance of Employee’s work for the Company, Employee will not directly or indirectly use or disclose any Trade Secret Information (as defined below), either during or after employment with the Company for so long as such information remains Trade Secret Information as defined herein.  Except as required in the performance of Employee’s work for the Company, Employee will not directly or indirectly use or disclose any Confidential Information (as defined below), either during employment with the Company or for a period of two years thereafter.

As used herein, “Trade Secret Information” means any information possessed by the Company which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.  For purposes of this Agreement, “Trade Secret Information” includes both information disclosed to Employee by the Company, or by its other employees, agents or representatives, and information otherwise acquired or developed by Employee in the course of his employment with the Company.  As used herein, “Confidential Information” means any information possessed by the Company which is not readily ascertainable by proper means by other persons, regardless of whether such Confidential Information has independent economic value.  Any information that Employee can demonstrate is publicly available through no fault of Employee or others with a duty or other obligation of confidentiality to the Company (contractual or otherwise), is not Trade Secret Information or Confidential Information within the meaning of this Agreement.

Notwithstanding anything else in this Agreement, Trade Secret Information shall include, but is not limited to: (i) information concerning the Company’s management, financial condition, financial operation, purchasing activities, pricing formulas, existing and contemplated products and services, sales activities, marketing research, marketing plans, marketing activities, and business plans; (ii) information acquired or compiled by the Company concerning actual or prospective customers, including but, not limited to, their identities, their business operations, their finances, the identity and quantity of products or services purchased from the Company, and other unpublished information furnished by or about them to the Company; (iii) the Company’s software (including source code, object code and related documentation), its software requirements and design documentation, its product development plans, its security procedures, methods and vulnerabilities (including, without limitation, all passwords and user ids), the algorithms, methods and procedures used within the Company Software, and all ideas and proposals, whether generated internally or not, relating to the design, operation, implementation, use and maintenance of the Company’s software, (iv) all Inventions (as defined in Section 7(c) below), regardless of whether such Inventions have been reduced to practice or are subject to patent protection, and (v) all other types and categories of information (in whatever form) with respect to which, under all the circumstances, Employee knows or has reason to know that the Company intends or expects secrecy to be maintained and as to which the Company has made reasonable efforts to maintain secrecy.

The Company may, from time to time, inform Employee of restrictions upon the use or disclosure of specified information which has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements which contain restrictions upon the use or disclosure of such information.  Employee agrees that such information shall be treated as Confidential Information under this Agreement, and, in addition, Employee agrees to abide by the restrictions upon use and/or disclosure contained in such agreements.

Employee will not use or disclose to the Company any confidential or proprietary information belonging to others, and Employee represents that his employment by the Company does not and will not require the use or disclosure of such information or the violation of any confidential relationship with any third party.

(b)          Other Property of the Company. All documents, encoded media, and other tangible items provided or made accessible to Employee by the Company, or by its other employees, agents or representatives, or prepared, generated or created by Employee or others in connection with any business activity of the Company, are and shall remain the property of the Company.

Upon termination of his employment with the Company, Employee will promptly deliver to the Company all such documents, media, and other items in Employee’s possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein.

Employee will neither have nor claim any right, title, or interest in any Invention, patent, copyright, trademark, service mark or trade name (or any application released thereto) owned or used by the Company.

(c)          Ownership of Developments.

(1)           Work Product. All work, writing, material, copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, Inventions (as defined below), processes, or works of authorship developed or created by Employee during the course of performing work for the Company or its clients (collectively, “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Employee for hire for the Company within the meaning of Title 17 of the United States Code.  Subject to the limitations set forth in Section 6(c), above, to the extent the Work Product may not be considered work made by the Employee for hire for the Company, the Employee hereby assigns all right title and interest the Employee has or may have in such Work Product to the Company, and Employee further agrees to execute any assignments or similar documents requested by the Company in the future to further evidence and document the Company’s rights in and to any Work Product, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

For the purposes of this Section 7(c), “Work Product” shall include, without limitation, all work relating in any way to the business of the Company that is conceived or created, in whole or in part, by the Employee during the term of Employment, regardless of whether such creation is performed during normal working hours or with the use of Company equipment, all copies of such work in any medium whatsoever in the Employee’s control or possession, and all derivative works of such work authored in whole or in part by the Employee.

(2)           Inventions. As used herein, “Invention” means any discovery, improvement, innovation, idea, formula, or shop right (whether or not patentable, whether or not put into writing, and whether or not put into practice) made, generated, or conceived by Employee (whether alone or with others, whether or not patentable, whether or not put into writing, and whether or not reduced to practice) while employed with the Company that relates in any way to the Company’s products, services, market, employees, business methods, operations or product plans.  For purposes of this Agreement, any Invention relating to the business of the Company or to the Company’s actual or demonstrably anticipated research or development with respect to which Employee files a patent application within one (1) year after termination of employment with the Company shall be presumed to be an Invention conceived by Employee during the period of his employment with the Company, rebuttable only by accurate, written and duly corroborated evidence that such Invention was not first conceived by Employee until after the termination of his employment with the Company.

Employee further agrees that all Inventions generated, made or conceived by Employee during the period of his employment with the Company shall also be solely owned by the Company, and Employee hereby irrevocably assigns to the Company all of his right, title and interest in and to any and all Inventions. Employee agrees to and shall promptly disclose all Inventions to the Company in writing.

Employee further agrees to execute any assignments or similar documents requested by the Company to further evidence and document the Company’s rights in and to any Inventions, and to cooperate with Company, at the Company’s expense, in obtaining letters patent or equivalent protection for such Inventions in any and all locations and jurisdictions Company may choose in its sole discretion throughout the world, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

(3)           Preexisting IP. In addition to the foregoing, the parties agree and acknowledge that, as of January 1, 2011, Employee executed an Assignment, attached hereto as Exhibit A, assigning to the Company all right, title and interest Employee has or may have had in and to United States Patent Application 61/424,249 filed on December 17, 2010 (the “Existing Patent”), and all Inventions disclosed or claimed therein.

Employee further agrees that any and all right, title and interest Employee has or may have in any works of authorship, discoveries, improvements, innovations, ideas, or formulas, (whether or not patentable, whether or not put into writing, and whether or not put into practice) made, generated, or conceived by Employee (whether alone or with others) prior to the Effective Date that relate in any way to the Company’s products, services, market, employees, business methods, operations or product plans (the “Preexisting IP”) are hereby irrevocably assigned to the Company.

Employee agrees to execute any assignments or similar documents requested by the Company to further evidence and document the Company’s rights in and to the Existing Patent and/or any Preexisting IP, and to cooperate with Company, at the Company’s expense, in obtaining letters patent or equivalent protection for such Existing Patent and/or Preexisting IP in any and all locations and jurisdictions Company may choose in its sole discretion throughout the world, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

(d)          Definition of Company.  Solely for purposes of this Article 7, the term “Company” also shall include any existing or future subsidiaries of the Company.

(e)          Covenant Not to Compete.  (i) During the period of Employee’s employment with the Company and for a period of two years thereafter (the “Non-Compete Period”), Employee will not, as an employee, officer, director, contractor, broker, distributor, advisor, consultant, or owner, or in any other capacity, directly or indirectly participate or assist in: (A) the design, development, production, marketing or sales of any product or service competitive with any product or service which the Company markets or plans to market at the time of termination of Employee’s employment with the Company; or (B) the management or financing of a business enterprise engaged in any such activities; provided, however, that if, and to the extent that, the Employee’s employment with the Company is terminated for any reason other than due to Employee’s voluntary termination of employment with the Company or termination of employment with the Company for Cause, then during such Non-Compete Period, the Company shall continue to pay the Compensation to Employee, unless and until such time as the Company unilaterally agrees to release the Employee from the non-competition obligations set forth in this Section 7(e).  The geographic territory within which Employee will refrain from such activities shall be the United States of America, the countries which are members of the European Union and any other geographic territory within which the Company or any Company agent or representative markets or plans to market any such products or services at the time of termination of Employee’s employment (“Restricted Area”)

(f)           Non-Solicitation of Customers.  During the two-year period after the date of termination of Employee’s employment with the Company, Employee will not, directly or indirectly, either (i) solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, the business of any Restricted Customer (as defined below) for any product or service offered by the Company within the Restricted Area; or (ii) attempt or seek to cause any Restricted Customer to refrain, in any respect, from acquiring from or through the Company any product or services offered by the Company within the Restricted Area. As used herein, the term “Restricted Customer” means any customer to whom or to which goods or services were provided by the Company during the two-year period prior to the date of Employee’s employment, and any potential customer of the Company that the Company solicited during the one-year period prior to the date of termination of Employee’s employment with the Company.

(g)          Non-Solicitation of Employees.  During the two-year period after the date of termination of the Employee’s employment with the Company, Employee will not, as to work within the Restricted Area, directly or indirectly solicit, request or induce any employee of the Company to terminate employment with the Company and seek employment with another firm other than the Company; provided, however, that a general advertisement in a medium of general public circulation with respect to a particular employment position that is not targeted at any one or more the employees of the Company will not violate the covenants of this Section.

(h)          Duty of Loyalty.  Employee agrees that during the time that Employee is employed by the Company, Employee will owe the Company a duty of loyalty, and that as part of this duty of loyalty, Employee shall not engage in any form of business activity representing competition against the Company.  Similarly, Employee, while employed by the Company, shall not appropriate for Employee’s own use any business opportunity of the Company, or otherwise engage in conduct where Employee’s own business interests are developed instead of the Company’s business interests.

(i)           Requests for Clarification.  In the event Employee is uncertain as to the meaning of any provision of this Agreement or its application to any particular information, item or activity, Employee will inquire in writing to the President of the Company, specifying any areas of uncertainty.  The Company will respond in writing within a reasonable time and will endeavor to clarify any subject of uncertainty, including such things as whether it considers particular information to be its Trade Secret Information or whether it considers any particular activity or employment to be in violation of this Agreement.

(j)           Notice to Subsequent Employers.  For a period of two years after termination of his employment with the Company, Employee will inform any prospective new employer (before accepting employment) of the terms of this Agreement.  In addition, it is agreed that the terms of this Agreement are not confidential, and that the Company may disclose the provisions of this Agreement, without any liability whatsoever, to any person, including, without limitation, one that is engaged in a business relationship with Employee, and may indicate that it is believed that Employee is in violation of this Agreement.

(k)           Acknowledgment by Employee. The Employee acknowledges and confirms that (i) the restrictive covenants contained in this Article 7 are reasonably necessary to protect the legitimate business interests of the Company; and (ii) the restrictions contained in this Article 7 (including, without limitation, the length of the term of the provisions of this Article 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

(l)           Reformation by Court.  In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(m)         Survival.  The provisions of this Article 7 shall survive the termination of this Agreement, as applicable.

8.    Injunction.  It is recognized and hereby acknowledged by the parties hereto that a breach by the Employee of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain.  As a result, the Employee recognizes and hereby acknowledges that the Company shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Employee or any of the Employee’s affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9.             Assignment.  Neither party shall have the right to assign or delegate the Employee’s rights or obligations hereunder, or any portion thereof, to any other person.

10.   Governing Law.  This Agreement is to be construed and enforced according to the laws of the State of Arizona. The parties agree to accept any service of process by mail and to the exclusive venue of courts of competent jurisdiction located in Maricopa County, Arizona in any dispute arising out of the employment by the Company of the Employee, compensation or any damages in respect thereof.

11.   Entire Agreement; Amendment.  This Agreement and the relevant stock option agreements referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Employee and the Company (or any of its affiliates) with respect to such subject matter.  This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Employee.

12.   Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein.  Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail.  Notice shall be sent: (i) if to the Company, addressed to PowerVerde, Inc., 23429 N. 35th Drive, Glendale, Arizona, Attention: George Konrad, President, and (ii) if to the Employee, to the Employee’s address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

13.   Benefits; Binding Effect.  This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14.   Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law.

15.   Waivers.  The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16.   Damages.  Nothing contained herein shall be construed to prevent the Company or the Employee from seeking and recovering from the other damages sustained by either or both of them as a result of its or his or her breach of any term or provision of this Agreement.  In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then each party shall pay its own court costs and attorneys’ fees related thereto.

17.   Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.   No Violation; Release. As of the date hereof, there exists no violation or default by Employee (or any event which with the giving of notice, or lapse of time or both, would result in a violation or become a default by Employee) under the Original Employment Agreement. The Employee acknowledges and agrees that no claim or objection exists in favor of the Company arising out of or with respect to the Original Employment Agreement and the Employee hereby releases and discharges the Company and its affiliates, officers, managers, members, employees, agents, attorneys, representatives, successors and assigns from any and all claims, demands, actions and causes of action, whether at law or in equity, whether now accrued or hereafter maturing, and whether known or unknown, which the Employee now or hereafter may have by reason of any manner, cause or things with respect to matters arising out of or with respect to the Original Employment Agreement.

 [Signatures Begin on Following Page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

POWERVERDE, INC.

By:	/s/ George Konrad
George Konrad, President

EMPLOYEE:

/s/ Keith Johnson
Keith Johnson

EXHIBIT A

ASSIGNMENT

(See attached.)